QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

For Immediate Release

Contact:	Tim McKenna 312-580-4637 (investors) Megan Gallagher 312-580-2289 (media) www.smurfit-stone.com

SMURFIT-STONE CONTAINER CORPORATION
BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

        CHICAGO, September 6, 2002—Smurfit-Stone Container Corporation announced that its board of directors has today unanimously adopted a Stockholder Rights Plan ("Rights Plan") designed to protect the company's stockholders in the event of takeover activity that would threaten to deny them the full value of their investment. The Rights Plan was not adopted in response to any specific takeover effort.

        In adopting the Rights Plan, the board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of the Company, payable to stockholders of record at the close of business on September 17, 2002. The rights will become exercisable only in the event that, subject to certain exceptions, a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the Company's voting stock or commences a tender or exchange offer which, if successfully consummated, would result in such person or group owning 15% or more of the Company's voting stock. However, the current beneficial ownership of 15% or more of the Company's voting stock by an institutional investment management group will be excluded from triggering this provision as long as such ownership remains above 15% and continues as an institutional investment management holding, unless and until such beneficial ownership exceeds 20% or more of the outstanding voting stock or becomes part of a group that has the purpose or effect of changing or influencing control of the company. The rights will expire on September 17, 2012.

        Each right, once exercisable, will entitle the holder (other than rights owned by such an acquiring person or group) to buy one one-thousandth of a newly established share of a series of the Company's preferred stock at a price of $55.00, subject to adjustments. In addition, upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Company's preferred stock or shares in an "acquiring entity" at approximately half of market value. Further, at any time after a person or group acquires beneficial ownership of 15% or more (but less than 50%) of the Company's outstanding voting stock, subject to certain exceptions, the board of directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Company's common stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of preferred stock issuable upon exercise of the rights over (ii) the exercise price of the rights.

        The Company generally will be entitled to redeem the rights of $0.01 per right at any time prior to the close of business on the tenth day after there has been a public announcement of the beneficial ownership by any person or group of beneficial ownership of 15% or more of the Company's voting stock, subject to certain exceptions.

        Commenting on the Rights Plan, Patrick Moore, president and chief executive officer, said, "The board of directors has not adopted this Rights Plan in response to any takeover proposal or effort. However, the board has concluded that establishing the Rights Plan at this time, particularly in light of the completion of the distribution of Jefferson Smurfit Group's 29.3% stake in the Company this week, is a sound and reasonable means for safeguarding the interests of our stockholders, and to help ensure that stockholders realize the long-term value of their investment. The Rights Plan should encourage anyone who may seek to acquire the Company to treat all stockholders equally and to negotiate with the board prior to a takeover attempt."

        Details of the Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of September 17, 2002.

# # #

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

QuickLinks

  Exhibit 99.1